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TECHDYNE, INC. AND SUBSIDIARY
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)



                                                             THREE MONTHS ENDED       SIX MONTHS ENDED

                                                                   JUNE 30,                JUNE 30,

                                                              1996        1995        1996        1995
                                                           ----------  ----------  ----------  ----------
PRIMARY

Weighted average shares outstanding                         4,056,977   3,042,910   4,050,198   3,042,910

Net effect of dilutive stock options-based on the modified
  treasury stock method for 1996 and the treasury stock
  method for 1995                                             696,512     148,984     645,732      74,492
                                                            ---------  ----------  ----------  ----------
                                                            4,753,489   3,191,894   4,695,930   3,117,402
                                                           ==========  ==========  ==========  ==========
Net income                                                 $  129,156  $  513,819  $  519,419  $  935,701
                                                           ==========  ==========  ==========  ==========

Net income per share                                          $.03        $.16        $.11        $.30
                                                              ====        ====        ====        ====
FULLY DILUTED

Weighted average shares outstanding                         4,056,977               4,050,198

Assumed conversion of convertible promissory note           1,834,214               1,828,667

Net effect of dilutive stock options-based on the
  modified treasury stock method                              721,513                 721,513
                                                           ----------              ----------
                                                            6,612,704               6,600,378
                                                           ==========              ==========
Net income                                                 $  129,156              $  519,419

Adjustment for interest on convertible note                    41,246                  84,464
                                                           ----------              ----------
                                                           $  170,402              $  603,883
                                                           ==========              ==========

Net income per share                                          $.03                    $.09
                                                              ====                    ====

Note: Fully diluted earnings per share data has not been presented for 1995 as it is not dilutive.